Free Writing Prospectus

Filing Pursuant to Rule 433

Filed on May 6, 2025

Registration Statement No. 333-275606-05

** ABS NEW ISSUE: GMCAR 2025-2 ** FULL PRICING

Joint Bookrunners: TD Securities (str), BofA, JPM, and Wells Fargo

Co-Managers: RBC, Scotia, SMBC, SocGen

Capital Structure

CLS	SZ ($mm)	WAL	M/S*	P.WIN	E.FIN	L.FIN	BMRK	SPRD	YLD%	CPN%	PX%
=============================================================================================================
A-1	181.220	0.19	P-1/A-1+	01-05	10/25	05/26	ICRV	+15	4.459	4.459	100.00000
A-2A	168.500	0.96	Aaa/AAA	05-19	12/26	02/28	ICRV	+45	4.443	4.40	99.99769
A-2B	168.510	0.96	Aaa/AAA	05-19	12/26	02/28	S30A	+45	FRN	—	100.00000
A-3	337.010	2.37	Aaa/AAA	19-41	10/28	04/30	ICRV	+53	4.325	4.28	99.98528
A-4	44.920	3.50	Aaa/AAA	41-42	11/28	05/31	ICRV	+65	4.468	4.42	99.97737
B	15.300	3.51	Aa2/AA	42-42	11/28	05/31	ICRV	+85	4.669	4.62	99.98631
C	14.340	3.51	A2/A	42-42	11/28	10/32	ICRV	+115	4.969	4.91	99.97317
=============================================================================================================

* Minimum Expected Ratings

Transaction Details

- Total Size: $929,800,000
- Registration: SEC Registered	- Pricing Speed: 1.3% ABS to 10% Call
- Expected Pricing: Priced	- RR Compliance: US-Yes; EU-No; UK-No
- Expected Settle: 05/14/2025	- Min Denoms: $1k x $1k
- First Pay: 06/16/2025	- ERISA: Yes (See POM)
- Ticker: GMCAR 2025-2	- SSAP: GMCAR20252
- Bill and Deliver: TD Securities	- Exp Ratings: Moody’s / S&P

Available Information

- Prelim Prospectus: Attached

- FWP: Attached

- IntexNet/CDI: Attached

> Dealname: tdabsgmar252initial

> Password: 26K4

- DealRoadshow URL: https://dealroadshow.com

> Entry Code: GMCAR2025-2 (Case Sensitive)

> Direct Link: https://dealroadshow.com/e/GMCAR2025-2

Security Identifiers

CUSIP | ISIN

- Class A-1 362549AA5 | US362549AA59

- Class A-2A 362549AB3 | US362549AB33

- Class A-2B 362549AC1 | US362549AC16

- Class A-3 362549AD9 | US362549AD98

- Class A-4 362549AE7 | US362549AE71

- Class B 362549AF4 | US362549AF47

- Class C 362549AG2 | US362549AG20

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the related prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.